EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

First Citizens Community Bank of Mansfield, Pennsylvania is the Company's sole subsidiary.

The Bank's subsidiaries are First Citizens Insurance Agency, Inc. and 1st Realty of PA, LLC, both of Mansfield, Pennsylvania.